Exhibit 15.1

April 12, 2004

Apollo Group, Inc.
4615 East Elwood Street
Phoenix, Arizona 85040

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Apollo Group, Inc. and subsidiaries for the period ended February 29, 2004, as indicated in our report dated April 12, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended February 29, 2004, is incorporated by reference in Registration Statement Nos. 333-46834, 33-87844, 33-88982, 33-88984, and 33-63429 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP
Phoenix, Arizona